Exhibit 99(d)(3)

FORM OF

LETTER AGREEMENT

MANAGERS AMG FQ GLOBAL ALTERNATIVES FUND

Investment Management Agreement

February 28, 2006

Managers Investment Group LLC

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Peter Lebovitz

Re:	Investment Management Agreement between Managers Investment Group LLC and Managers Trust I, dated as of July 31, 2003

Ladies and Gentlemen:

Pursuant to Section 1(b) of the Investment Management Agreement between Managers Investment Group LLC (f/k/a Managers Funds LLC) and Managers Trust I (the “Trust”), dated July 31, 2003, the Trust hereby advises you that it is creating a new series to be named Managers AMG FQ Global Alternatives Fund (the “New Fund”), and that the Trust desires Managers Investment Group LLC to provide management and investment advisory services with respect to the New Fund pursuant to the terms and conditions of the Investment Management Agreement. Attached as Appendix A is an amended and restated Schedule A to the Investment Management Agreement.

Please acknowledge your agreement to provide such management and investment advisory services to the New Fund by executing this letter agreement in the space provided below and then returning it to the undersigned.

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trust by an officer or trustee of the Trust in his or her capacity as an officer or trustee of the Trust and not individually and that the obligations of or arising out of this instrument are not binding on any of the trustees, officers or shareholders individually, but are binding only upon the assets or property of the Trust.

Sincerely,

Managers Trust I

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Managers Investment Group LLC

By:
Name:
Title:
Date:

SCHEDULE A

Managers AMG FQ Tax-Managed U.S. Equity Fund (formerly, First Quadrant Tax-Managed Equity Fund)

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 0.85% of the average daily net assets of the Managers AMG FQ Tax-Managed U.S. Equity Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.

Managers AMG FQ Global Alternatives Fund

Advisory Fees pursuant to Section 2(a)

The Trust shall pay to the Advisor an annual gross investment advisory fee equal to 1.70% of the average daily net assets of the Managers AMG FQ Global Alternatives Fund. Such fee shall be accrued daily and paid as soon as practical after the last day of each calendar month.

Administration Fees Pursuant to Section 2(b)

None.